TARPON INDUSTRIES ANNOUNCES SECOND QUARTER FINANCIAL RESULTS FOR FISCAL 2005

          Revenues Increase 26 Percent as Company Continues Roll Out of
                              Acquisition Strategy

Marysville, Michigan - August 16, 2005 - Tarpon Industries, Inc. (AMEX: TPO), a manufacturer and distributor of structural and mechanical steel tubing and engineered steel storage rack systems, today announced financial results for the second quarter ended June 30, 2005.

"I am pleased to report that Tarpon is continuing to grow according to plan despite an unprecedented industry-wide decline in steel prices during the second quarter," said Tarpon Chairman and CEO J. Peter Farquhar. "As we focus on building for the future, our growth strategy has increased revenue by 26 percent on a quarter-to-quarter basis and, in less then 12 months we have completed three acquisitions and have signed a letter of intent to acquire yet another company. We feel very positive about future revenue growth as we continue to improve both organically and through potential acquisitions."

For the second quarter ended June 30, 2005, on an unaudited consolidated basis, Tarpon reported net revenues of approximately $15.1 million, a 26 percent increase when compared to revenue of $12.0 million from the comparable period for 2004. The company reported a net loss of $1.47 million or net loss per common share of ($0.32), versus a net loss of approximately $0.2 million, or a net loss per common share of ($0.17) for the comparable second quarter of 2004.

Revenue for the six-month period ended June 30, 2005 increased 142 percent to $29.1 million, compared to revenue of approximately $12.0 million for the comparable period last year. The net loss for the period was approximately $3.08 million or ($0.82) per share versus a net loss of approximately $0.38 million, or ($0.31) per share for the comparable period in 2004.

Operating expenses for the second quarter of 2005 increased due in part to SG&A expenses and industry factors, including: 1) an industry-wide decline in steel prices of approximately 26 percent since the beginning of the year; 2) approximately $1.3 million in public company expenses and costs associated with compliance initiatives, 3) more than $80,000 in consolidation costs to divest non-performing, legacy business segments, and 4) increased SG&A required to support an aggressive growth strategy.

"Since our IPO earlier this year, we have made significant strides in folding three acquisitions under the Tarpon umbrella. As such, we have had to spend considerable manpower and financial resources to streamline operations from all three acquisitions. These expenditures were undertaken to improve processes and build a solid infrastructure from which to pursue our acquisition strategy for the coming quarters. We anticipate reaping the benefits of these efforts throughout the second half of 2005 and into fiscal 2006."

Farquhar continued, "As we continue to consolidate, the Company will benefit from economies that come from a roll-up strategy - those of improved purchasing power, leveraging of administrative staff, sales forces, distribution channels, and an increased ability to expand geographic reach into new markets.

About Tarpon Industries, Inc.
Tarpon Industries, Inc., through its wholly-owned subsidiaries within the United States and Canada, manufactures and sells structural and mechanical steel tubing and engineered steel storage rack systems. Through an aggressive acquisition-driven business model, the Company's mission is to become a larger and more significant manufacturer and distributor of structural and mechanical steel tubing, engineered steel storage rack systems and related products. For more information, please visit Tarpon's website at http://www.tarponind.com.

                               (TABLES TO FOLLOW)

                           CONSOLIDATED BALANCE SHEETS


                                                                                   June 30,           December 31,
                                                                                     2005                  2004
                                                                           ---------------------------------------------------------
ASSETS:                                                                           (unaudited)
CURRENT ASSETS:
Cash and cash equivalents                                                   $   807,853            $   257,786
Accounts receivable (less allowance for
doubtful accounts for 2005 of $133,723 and for 2004 of $335,884)              6,753,210              8,327,708
Inventories                                                                   7,703,672              7,604,384
Prepaid expenses                                                                412,172                569,040
Prepaid initial public offering expenses                                              -              2,076,468
Deposits                                                                         94,447                265,116
Deferred tax asset                                                               57,473                 52,552
Capitalized acquisition costs                                                    13,660                131,428
                                                                           -------------       ----------------
      Total current assets                                                   15,842,487             19,284,482

Property plant and equipment - net                                           10,669,149                635,051
Deferred financing costs                                                         74,042                 71,812
Deferred tax asset                                                              189,929                      -
Goodwill                                                                      3,689,218              1,279,810
Intangible assets, net of amortization                                        1,542,562                436,638
                                                                           -------------       ----------------
TOTAL ASSETS                                                               $ 32,007,387          $  21,707,793
                                                                           =============       ================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
CURRENT LIABILITIES:
Short-term debt                                                            $ 10,265,056          $  11,467,706
Accounts payable - trade                                                      6,303,730              8,345,395
Accrued expenses                                                              1,324,942                781,222
Success fees                                                                    222,222                233,333
Income taxes payable                                                             37,072                135,712
Current maturities on long-term debt                                          3,741,741                405,107
                                                                           -------------       ----------------
     Total current liabilities                                               21,894,763             21,368,475

Long-term debt less current maturities                                        1,509,437              1,314,218
Other long-term liabilities                                                      13,079                 64,286
Long-term success fees, less current maturities                                  66,667

SHAREHOLDERS' EQUITY (DEFICIT):
Common shares; no par value, authorized, 20,000,000 shares at June 30,
2005 and 10,000,000 shares at December 31, 2004; issued and outstanding,
4,640,130 shares at June 30, 2005 and 1,229,732 shares at December 31,                               2,130,952
2004                                                                         14,804,225
Accumulated deficit                                                         (6,488,888)             (3,411,380)
Foreign currency translation                                                    208,104                241,242
                                                                          --------------       -----------------
          Total shareholders' equity (deficit)                                8,523,441             (1,039,186)
                                                                          --------------       -----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                       $ 32,007,387           $  21,707,793
                                                                          ==============       =================

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                    Three Months Ended June 30,             Six Months Ended June 30,
                                               -------------------------------------- --------------------------------------
                                                      2005                2004              2005                2004
                                                                  -                                    -
                                               -------------------  ----------------- -----------------   ------------------
REVENUES:
Sales, net of customer discounts                    $  15,086,908       $ 11,992,602      $ 29,105,264         $ 11,992,602


Cost of goods sold                                     14,192,483         10,490,443        27,426,915           10,490,443
                                               -----------------------------------------------------------------------------

         Gross profit                                     894,425          1,502,159         1,678,349            1,502,159

Selling, general and administrative expenses            2,121,866          1,107,867         4,480,482            1,269,161
                                               -------------------  ----------------- -----------------   ------------------

OPERATING (LOSS) INCOME                               (1,227,441)            394,292       (2,802,133)              232,998

OTHER (INCOME) EXPENSE:
Miscellaneous (income) expense                             27,989           (21,426)            41,352             (21,426)
Interest expense                                          186,818            330,733           458,148              334,515
Financing costs                                            14,776            137,051            29,691              137,051
Interest and dividend income                                 (44)              (592)           (4,849)                (592)
Foreign exchange                                           71,114             48,441          (53,346)               48,441
                                               -------------------  ----------------- -----------------   ------------------
         Total other (income) expense                     300,653            494,207           470,996              497,989
                                               -------------------  ----------------- -----------------   ------------------

LOSS BEFORE INCOME TAXES                              (1,528,094)           (99,915)       (3,273,129)            (264,991)
PROVISION FOR INCOME TAXES                               (60,295)            113,021         (195,621)              113,021
                                               -------------------  ----------------- -----------------   ------------------

NET LOSS                                           $  (1,467,799)       $  (212,936)     $ (3,077,508)         $  (378,012)
                                               ===================  ================= =================   ==================

NET LOSS PER COMMON SHARE - BASIC AND DILUTED        $     (0.32)        $    (0.17)       $    (0.82)          $    (0.31)
                                               ===================  ================= =================   ==================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING                                             4,640,130          1,229,732         3,740,386            1,224,842
                                               ===================  ================= =================   ==================

Forward-Looking Statements


Certain statements made by Tarpon in this news release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward- looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales, our ability to successfully integrate acquisitions, changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors, costs related to legal and administrative matters, our ability to realize cost savings expected, inefficiencies related to production that are greater than anticipated, changes in technology and technological risks, foreign currency fluctuations, increased fuel costs, increased steel costs as it relates to our selling price, work stoppages and strikes at our facilities and that of our customers, the presence of downturns in customer markets where the Company's goods and services are sold, financial and business downturns of our customers or vendors, and other factors, uncertainties, challenges, and risks detailed in Tarpon's public filings with the Securities and Exchange Commission. Tarpon does not intend or undertake any obligation to update any forward- looking statements.



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